SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

[Rule 13d-101]

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No.     )*

Radius Health Inc.

(Name of Issuer)

Common Stock, $.0001 par value

(Title of Class of Securities)

None

(CUSIP Number)

Mr. Nicholas Harvey

201 Broadway, 6th Floor

Cambridge, MA 02139

Tel: (617) 551-4700

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 17, 2011

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

(Continued on following page)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Names of Reporting Persons Healthcare Private Equity Limited Partnership

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Scotland

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 765,020(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 765,020(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 765,020(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 3.6%(1)

14	Type of Reporting Person PN

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 54.2%.

1	Names of Reporting Persons Lloyds Banking Group plc

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 765,020(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 765,020(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 765,020(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 3.6%(1)

14	Type of Reporting Person OO

(1)                                  Includes 765,020 shares owned by Healthcare Private Equity Limited Partnership (“HPELP”).  HPELP is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of HPELP’s shares of Common Stock. As a result, HPELP may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Such group may be deemed to also include the Reporting Person based on its relationship with HPELP.  Except as noted, shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaims beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 54.2%.

1	Names of Reporting Persons Scottish Widows Investment Partnership Group Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization England

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 765,020(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 765,020(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 765,020(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 3.6%(1)

14	Type of Reporting Person OO

(1)                                  Includes 765,020 shares owned by Healthcare Private Equity Limited Partnership (“HPELP”).  HPELP is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of HPELP’s shares of Common Stock. As a result, HPELP may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Such group may be deemed to also include the Reporting Person based on its relationship with HPELP.  Except as noted, shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaims beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 54.2%.

1	Names of Reporting Persons Waverley Healthcare Private Equity Limited

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Scotland

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 765,020(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 765,020(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 765,020(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 3.6%(1)

14	Type of Reporting Person OO

(1)                                  Includes 765,020 shares owned by Healthcare Private Equity Limited Partnership.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 54.2%.

1	Names of Reporting Persons Raymond F. Schinazi

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 34,250(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 34,250(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,250(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.2%(1)

14	Type of Reporting Person IN

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 5.0%.

1	Names of Reporting Persons David E. Thompson Revocable Trust

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Indiana, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 22,070(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 22,070(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,070(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 3.3%.

1	Names of Reporting Persons Hostetler Family Trust UTD 3/18/92, Karl Y. Hostetler and Margaretha Hostetler, Co-Trustees

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 8,195(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 8,195(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,195(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 1.3%.

1	Names of Reporting Persons H. Watt Gregory III

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 20,044(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 20,044(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,044(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person IN

(1)                                  Includes 5,124 shares owned by H2 Enterprises, LLC.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 3.0%.

1	Names of Reporting Persons The Richman Trust Dated 2/6/83, Douglas D. Richman, Co-Trustee and Eva A. Richman, Co-Trustee

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 7,300(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 7,300(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,300(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 1.1%.

1	Names of Reporting Persons The Breining Family Trust Dated August 15, 2003

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization California, USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 4,550(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 4,550(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 4,550(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.7%.

1	Names of Reporting Persons Dennis A. Carson

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 533(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 533(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 533(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons The Jonnie K. Westbrook Revocable Trust, Dated March 17, 2000, Jonnie K. Westbrook, Trustee

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Arkansas, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 363(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 363(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 363(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Stavros C. Manolagas

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 91,040(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 91,040 (1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 91,040 (1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.4%(1)

14	Type of Reporting Person IN

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 14.1%.

1	Names of Reporting Persons Michael Rosenblatt MD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 43,915(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 43,915 (1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 43,915 (1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.2%(1)

14	Type of Reporting Person IN

(1)                                  Includes 852 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 6.8%.

1	Names of Reporting Persons Patricia E. Rosenblatt

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 41,357(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 41,357(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 41,357(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.2%(1)

14	Type of Reporting Person IN

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 6.4%.

1	Names of Reporting Persons Dr. John Potts, Jr and Susanne K. Potts Irrevocable Trust for Stephan K. Potts dated 6-15-05

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Massachusetts, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 20,291(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 20,291 (1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,291 (1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 3.1%.

1	Names of Reporting Persons John Thomas Potts MD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 69,932(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 69,932 (1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 69,932 (1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.3%(1)

14	Type of Reporting Person IN

(1)                                  Includes 20,291 shares owned by the Dr. John Potts, Jr and Susanne K. Potts Irrevocable Trust for Stephan K. Potts dated 6-15-05 and held in trust by John Thomas Potts MD and 699 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 10.8%.

1	Names of Reporting Persons John A. Katzenellenbogen Trust Under Agreement Dated August 2, 1999

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Illinois

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 40,438(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 40,438(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 40,438(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.2%(1)

14	Type of Reporting Person OO - Trust

(1)                                  The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 6.3%.

1	Names of Reporting Persons John A. Katzenellenbogen PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 56,065(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 56,065(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 56,065(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.3%(1)

14	Type of Reporting Person IN

(1)     Includes 40,438 shares owned by the John A. Katzenellenbogen Trust Under Agreement Dated August 2, 1999 and held in trust by John A. Katzenellenbogen PhD.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 8.7%.

1	Names of Reporting Persons Bart Henderson

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 30,468(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 30,468(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 30,468(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 4.7%.

1	Names of Reporting Persons Board of Trustees of the University of Arkansas

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds OO

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Arkansas, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 17,333(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 17,333(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 17,333(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person OO – Board of Trustees

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 2.7%.

1	Names of Reporting Persons Benjamin C. Lane

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 8,125(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 8,125(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 8,125(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 1.3%.

1	Names of Reporting Persons Ruff Trust, F. Bronson Van Wyck, Trustee

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Arkansas, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 5,487(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 5,487(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,487(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO - Trust

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.9%.

1	Names of Reporting Persons H2 Enterprises, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds WC

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Arkansas, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 5,124(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 5,124(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,124(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person OO – Limited Liability Company

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.8%.

1	Names of Reporting Persons Stavroula Kousteni PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Greece

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 421(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 421(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 421(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Robert L. Jilka PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 572(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 572(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 572(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Robert S. Weinstein MD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 421(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 421(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 421(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Teresita M. Bellido PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 234(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 234(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 234(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)     The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Dotty Paquin

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 891(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 891(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 891(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately. Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Thomas E. Sparks Jr.

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 883(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 883(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 883(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Samuel Ho

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 833(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 833(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 833(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Charles O’Brien PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 140(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 140(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 140(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Alwyn Michael Parfitt MD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 280(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 280(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 280(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Barnett Pitzele

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 266(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 266(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 266(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Benita S. Katzenellenbogen PhD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 187(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 187(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 187(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Kelly Colbourn

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 102(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 102(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 102(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Socrates E. Papapoulos MD

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 93(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 93(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 93(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Tonya D. Goss

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 66(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 66(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons The Kent C. Westbrook Revocable Trust, Dated March 17, 2000, Kent C. Westbrook, Trustee

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Arkansas, United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 46(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 46(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 46(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)          The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.0%.

1	Names of Reporting Persons Maysoun Shomali

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 2,383(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 2,383(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,383(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)          The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.4%.

1	Names of Reporting Persons Jonathan Guerriero

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 14,833(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 14,833(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 14,833(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)          Includes 12,333 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 2.3%.

1	Names of Reporting Persons E. Kelly Sullivan

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 937(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 937(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 937(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.0%(1)

14	Type of Reporting Person IN

(1)          The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 0.1%.

1	Names of Reporting Persons Cecil Richard Lyttle

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 590,637(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 590,637(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 590,637(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.3%(1)

14	Type of Reporting Person IN

(1)          Includes 523,971 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 50.5%.

1	Names of Reporting Persons Louis O’Dea

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Canada

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 193,087(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 193,087(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 193,087(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person IN

(1)          Includes 163,880 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 23.9%.

1	Names of Reporting Persons Brian Nicholas Harvey

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 179,513(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 179,513(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 179,513(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.1%(1)

14	Type of Reporting Person IN

(1)          Includes 149,513 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 22.6%.

1	Names of Reporting Persons Christopher Miller

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Source of Funds PF

5	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares

	8	Shared Voting Power 63,853(1)

	9	Sole Dispositive Power 0 shares

	10	Shared Dispositive Power 63,853(1)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,853(1)

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row 11 0.2%(1)

14	Type of Reporting Person IN

(1)          Includes 30,498 options to purchase Common Stock anticipated to be exercisable within 60 days after the date of this filing.

The Reporting Person is party to certain agreements with the Separately Filing Group Members (as defined in this Schedule 13D), which agreements contain, among other things, certain voting agreements and limitations on the sale of the Reporting Person’s shares of Common Stock. As a result, the Reporting Person may be deemed to be a member of a “group,” within the meaning of Section 13(d)(3) of the Act (as defined in this Schedule 13D), comprised of the Reporting Persons and the Separately Filing Group Members. Shares listed as beneficially owned by the Reporting Person exclude shares held by any other Reporting Person or by any of the Separately Filing Group Members, in each case as to which the Reporting Person disclaim beneficial ownership.

The percentage is calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.  Because shares of Preferred Stock vote together with Common Stock on an as-converted basis, such percentage reflects the Reporting Person’s voting percentage of the Issuer’s outstanding capital stock. If the percentage calculation was calculated in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act, excluding shares held by any of the Separately Filing Group Members (as defined below), as to which the Reporting Person disclaims beneficial ownership, it would result in an applicable percentage of 9.4%.

Item 1.  Security and Issuer

This Schedule 13D relates to the Common Stock, $.0001 par value (the “Common Stock”) of Radius Health, Inc. (the “Issuer”) having its principal executive office at 201 Broadway, 6th Floor, Cambridge, MA 02139.

Item 2.  Identity and Background.

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  This statement is filed on behalf of:

Healthcare Private Equity Limited Partnership

Lloyds Banking Group plc

Scottish Widows Investment Partnership Group Limited

Waverley Healthcare Private Equity Limited

Raymond F. Schinazi

David E. Thompson Revocable Trust

Hostetler Family Trust UTD 3/18/92, Karl Y. Hostetler and Margaretha Hostetler, Co-Trustees

H. Watt Gregory III

The Richman Trust Dated 2/6/83, Douglas D. Richman, Co-Trustee and Eva A. Richman, Co-Trustee

The Breining Family Trust Dated August 15, 2003

Dennis A. Carson

The Jonnie K. Westbrook Revocable Trust, Dated March 17, 2000, Jonnie K. Westbrook, Trustee

Stavros C. Manolagas

Michael Rosenblatt MD

Patricia E. Rosenblatt

Dr. John Potts, Jr and Susanne K. Potts Irrevocable Trust for Stephan K. Potts dated 6-15-05

John Thomas Potts MD

John A. Katzenellenbogen Trust Under Agreement Dated August 2, 1999

John A. Katzenellenbogen PhD

Bart Henderson

Board of Trustees of the University of Arkansas

Benjamin C. Lane

Ruff Trust, F. Bronson Van Wyck, Trustee

H2 Enterprises, LLC

Stavroula Kousteni PhD

Robert L. Jilka PhD

Robert S. Weinstein MD

Teresita M. Bellido PhD

Dotty Paquin

Thomas E. Sparks Jr.

Samuel Ho

Charles O’Brien PhD

Alwyn Michael Parfitt MD

Barnett Pitzele

Benita S. Katzenellenbogen PhD

Kelly Colbourn

Socrates E. Papapoulos MD

Tonya D. Goss

The Kent C. Westbrook Revocable Trust, Dated March 17, 2000, Kent C. Westbrook, Trustee

Maysoun Shomali

Jonathan Guerriero

E. Kelly Sullivan

Cecil Richard Lyttle

Louis O’Dea

Brian Nicholas Harvey

Christopher Miller

The address, the present principal occupation or employment, and the state of citizenship or organization for each of the Reporting Persons can be found on Schedule A, the contents of which are incorporated herein to this Item 2 by reference.

During the last five years, none of the Reporting Persons (i) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

The Reporting Persons may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of the Reporting Persons and the other persons referred to on Schedule B attached to this Schedule 13D (the “Separately Filing Group Members”). It is the understanding of the Reporting Persons that the Separately Filing Group Members have filed or are filing separate Schedule 13Ds pursuant to Rule 13d-1(k)(2) under the Act. Schedule B attached to this Schedule 13D sets forth certain information concerning the Separately Filing Group Members, which information is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members.

Item 3.  Source and Amount of Funds or Other Consideration.

Pursuant to an Agreement and Plan of Merger dated April 25, 2011 (the “Merger Agreement”), by and among the Issuer (under its former name of MPM Acquisition Corp.), RHI Merger Corp., a Delaware corporation and wholly owned subsidiary of the Company (“MergerCo”), and Radius Health, Inc., a Delaware corporation (the “Former Operating Company”), MergerCo merged with and into the Former Operating Company, with the Former Operating Company remaining as the surviving entity and a wholly-owned operating subsidiary of the Issuer. This transaction is referred to as the “Merger.” The Merger was effective as of May 17, 2011, upon the filing of a certificate of merger with the Delaware Secretary of State.  At the effective time of the Merger (the “Effective Time”), the legal existence of MergerCo ceased and all of the shares of the Former Operating Company’s common stock, par value $.01 per share (the “Former Operating Company Common Stock”), and shares of the Former Operating Company’s preferred stock, par value $.01 per share (the “Former Operating Company Preferred Stock”), that were outstanding immediately prior to the Merger were cancelled and each outstanding share of Former Operating Company Common Stock outstanding immediately prior to the Effective Time was automatically converted into the right to receive one share of the Issuer’s Common Stock, par value $.0001 per share (the “Common Stock”) and each outstanding share of Former Operating Company Preferred Stock outstanding immediately prior to the Effective Time was automatically converted into the right to receive one-tenth of one share of the Issuer’s Preferred Stock, par value $.0001 per share (the “Preferred Stock”) as consideration for the Merger.  Each share of the Preferred Stock is convertible into ten (10) shares of the Common Stock.

Following the Merger on May 17, 2011, the Issuer’s Board of Directors approved a transaction pursuant to which the Former Operating Company merged with and into the Issuer, leaving the Issuer as the surviving corporation (the “Short-Form Merger”). In connection with the Short-Form Merger, the Issuer relinquished its corporate name and assumed in its place the name “Radius Health, Inc.” The Short-Form Merger and name change became effective on May 17, 2011, upon the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State.

On November 18, 2011, pursuant to the terms of that certain Series A-1 Convertible Preferred Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”), dated as of April 25, 2011, among the Issuer and the investors referenced therein (the “Investors”), the Issuer issued an aggregate of 263,178 shares (the “Stage II Series A-1 Shares”) of its Series A-1 Convertible Preferred Stock, par value $.0001 per share (the “Series A-1 Stock”), to the Investors.  Such shares were issued in connection with the consummation of the Stage II Closing contemplated by the Stock Purchase Agreement at a purchase price of $81.42 per share resulting in aggregate proceeds to the Issuer of $21,427,952.76.  On December 14, 2011, pursuant to the terms of the Stock Purchase Agreement, the Issuer issued an aggregate of 263,180 shares (the “Stage III Series A-1 Shares” and together with the Stage II Series A-1 Shares, the “Series A-1 Shares”) of its Series A-1 Stock, to the Investors.  Such shares were issued in connection with the consummation of the Stage III Closing contemplated by the Stock Purchase Agreement at a purchase price of $81.42 per share resulting in aggregate proceeds to the Issuer of $21,428,115.6.

On November 18, 2011, the Reporting Persons purchased 7,603 Series A-1 Preferred Stock of the Issuer for an aggregate price of $619,036.26.  On December 14, 2011, the Reporting Persons purchased 7,605 Series A-1 Preferred Stock of the Issuer for an aggregate price of $619,199.10 (together with the purchase on November 18, 2011, the “Preferred Stock Purchases”).  The source of funds for such purchases was working capital or individual funds of each of the Reporting Persons.

Following the Merger, the Short-Form Merger and the Preferred Stock Purchases, and assuming the conversion of all issued and outstanding shares of preferred stock of the Issuer, each of the Reporting Persons (each a shareholder of the Former Operating Company prior to the Merger and the Short-Form Merger) owns the shares noted next to the name of each Reporting Person in Schedule C attached hereto.

Item 4.  Purpose of the Transaction.

Each of the Reporting Persons acquired the shares indicated next to the name of such Reporting Person in Schedule C for investment purposes.  Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, any or all of the Reporting Persons may dispose of or acquire additional shares of the Issuer in compliance with applicable law.

Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

(a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

(b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

(c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

(d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

(e) Any material change in the present capitalization or dividend policy of the Issuer;

(f) Any other material change in the Issuer’s business or corporate structure including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by section 13 of the Investment Company Act of 1940;

(g) Changes in the Issuer’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

(h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

(i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

(j) Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.

(a) Aggregate number of securities beneficially owned by each Reporting Person disclosed in Item 2: See Line 11 of the cover sheets.

Percent of Class:  See Line 13 of the cover sheets.  The percentages set forth on the cover sheets for each Reporting Person are calculated based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately.

In the aggregate, the Reporting Persons disclosed in Item 2 together own 3,505,018 shares, excluding shares held by any of the Separately Filing Group Members, as to which the Reporting Persons disclosed in Item 2 disclaim beneficial ownership.  In the aggregate, such shares, excluding for purposes of calculation shares held by any of the Separately Filing Group Members, constitute 16.4% of the Common Stock.

(b) Regarding the number of shares as to which such person has:

(i) sole power to vote or to direct the vote:

See Line 7 of cover sheets.

(ii) shared power to vote or to direct the vote:

See Line 8 of cover sheets.

(iii) sole power to dispose or to direct the disposition:

See Line 9 of cover sheets.

(iv) shared power to dispose or to direct the disposition:

See Line 10 of cover sheets.

Schedule B attached to this Schedule 13D sets forth, as of the date hereof, the number of shares owned on an as-converted basis and the percentage of shares as calculated (a) based upon 21,400,279 shares of outstanding Common Stock being deemed issued and outstanding, which consists of: (i) 645,399 shares of Common Stock that are issued and outstanding and (ii) an aggregate of 20,754,880 shares of Common Stock issuable upon conversion of all shares of Preferred Stock outstanding as of December 14, 2011 following completion of the Stage III Closing contemplated by the Stock Purchase Agreement (as defined in this Schedule 13D) as disclosed in the Issuer’s Information Statement on Schedule 14C, filed with the SEC on December 27, 2011, and as disclosed to the Reporting Persons by the Issuer separately, and (b) in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act. All information with respect to the Separately Filing Group Members is based solely on the information contained in the Schedule 13Ds filed by the Separately Filing Group Members or on information provided separately to the Reporting Persons by the Issuer.

(c) In the past sixty days, the Reporting Persons have engaged in the following transactions in the Common Stock of the Issuer:

(1)  On December 8, 2011, John A. Katzenellenbogen exercised previously granted options to purchase 6,666 shares of common stock at a purchase price of $0.90.

(2)  On December 27, 2011, John Thomas Potts exercised previously granted options to purchase 36,052 shares of common stock at a purchase price of $0.90 and 8,394 shares of common stock at a purchase price of $1.20.

(3)  On December 28, 2011, Michael Rosenblatt exercised previously granted options to purchase 1,706 shares of common s tock at a purchase price of $1.20.

Other than the option exercises disclosed in this Item 5(c) and except as set forth in Item 3 above, none of the Reporting Persons has effected any other transaction in the Common Stock of the Issuer during the last 60 days.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, shares beneficially owned by any of the Reporting Persons.

(e) Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Each of the Reporting Persons is a party to the Amended and Restated Stockholders’ Agreement dated May 17, 2011, as amended by Amendment No. 1, dated as of November 7, 2011, Amendment No. 2, dated as of November 7, 2011, and Amendment No. 3 dated as of December 15, 2011, by and among the Issuer and the stockholders party thereto, which is attached as Exhibit 10.2 to the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2011 and incorporated by reference herein.

Item 7. Material to be Filed as Exhibits.

Exhibit Number	Description

1	Joint Filing Agreement, dated January 27, 2012, by and among the Reporting Persons.

2	Agreement and Plan of Merger, dated April 25, 2011*

3

Amended and Restated Stockholders’ Agreement dated May 17, 2011, as amended by Amendment No. 1, dated as of November 7, 2011, Amendment No. 2, dated as of November 7, 2011, and Amendment No. 3 dated as of December 15, 2011, by and among the Issuer and the stockholders party thereto**

*   Incorporated by reference from the Issuer’s Current Report on Form 8-K dated April 25, 2011 and filed with the Securities and Exchange Commission on April 29, 2011.

** Incorporated by reference from the Issuer’s Current Report on Form 8-K dated December 9, 2011 and filed with the Securities and Exchange Commission on December 15, 2011).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 27, 2012

HEALTHCARE PRIVATE EQUITY LIMITED PARTNERSHIP
By: Waverley Healthcare Private Equity Limited,
its general partner

By:	/s/ Archie Struthers
	Name:	Archie Struthers
	Title:	Director

Signature Page to Schedule 13D

Lloyds Banking Group plc

By:	/s/ Robert Moorhouse
	Name:	Robert Moorhouse
	Title:	Head of Operations, Operations Group Secretariat

Signature Page to Schedule 13D

Scottish Widows Investment Partnership Group Limited

By:	/s/ Tony Owens
	Name:	Tony Owens
	Title:	Director of Operations and Strategy

Signature Page to Schedule 13D

Waverly Healthcare Private Equity Limited

By:	/s/ Tony Owens
	Name:	Tony Owens
	Title:	Director of Operations and Strategy

Signature Page to Schedule 13D

/s/ Raymond F. Schinazi
Raymond F. Schinazi

Signature Page to Schedule 13D

David E. Thompson Revocable Trust

By:	/s/ David E. Thompson, Trustee
	Name:	David E. Thompson
	Title:	Trustee

Signature Page to Schedule 13D

Hostetler Family Trust UTD 3/18/92, Karl Y. Hostetler and
Margaretha Hostetler, Co-Trustees

By:	/s/ Karl Y. Hostetler
	Name:	Karl Y. Hostetler
	Title:	Co-Trustee

By:	/s/ Margaretha Hostetler
	Name:	Margaretha Hostetler
	Title:	Co-Trustee

Signature Page to Schedule 13D

/s/ H. Watt Gregory III
H. Watt Gregory III

Signature Page to Schedule 13D

The Richman Trust Dated 2/6/83,
Douglas D. Richman, Co-Trustee and
Eva A. Richman, Co-Trustee

By:	/s/ Douglas D. Richman
	Name:	Douglas D. Richman
	Title:	Co-Trustee

By:	/s/ Eva A. Richman
	Name:	Eva A. Richman
	Title:	Co-Trustee

Signature Page to Schedule 13D

The Breining Family Trust Dated August 15, 2003

By:	/s/ Clifford A. Breining
	Name:	Clifford A. Breining
	Title:	Trustee

Signature Page to Schedule 13D

/s/ Dennis A. Carson
Dennis A. Carson

Signature Page to Schedule 13D

The Jonnie K. Westbrook Revocable Trust, Dated March 17, 2000,
Jonnie K. Westbrook, Trustee

By:	/s/ Jonnie K. Westbrook
	Name:	Jonnie K. Westbrook
	Title:	Trustee

Signature Page to Schedule 13D

/s/ Stavros C. Manolagas
Stavros C. Manolagas

Signature Page to Schedule 13D

/s/ Michael Rosenblatt MD
Michael Rosenblatt MD

Signature Page to Schedule 13D

/s/ Patricia E. Rosenblatt
Patricia E. Rosenblatt

Signature Page to Schedule 13D

Dr. John Potts, Jr and Susanne K. Potts Irrevocable Trust for
Stephan K. Potts dated 6-15-05

By:	/s/ John T. Potts, Jr. M.D.
	Name:	John T. Potts, Jr. M.D.
	Title:	Director of Research & Physician-in-Chief Emeritus, Massachusetts General Hospital

Signature Page to Schedule 13D

/s/ John Thomas Potts MD
John Thomas Potts MD

Signature Page to Schedule 13D

John A. Katzenellenbogen Trust Under Agreement
Dated August 2, 1999

By:	/s/ John A. Katzenellenbogen
	Name:	John A. Katzenellenbogen
	Title:	Trustee

Signature Page to Schedule 13D

/s/ John A. Katzenellenbogen PhD
John A. Katzenellenbogen PhD

Signature Page to Schedule 13D

/s/ Bart Henderson
Bart Henderson

Signature Page to Schedule 13D

BOARD OF TRUSTEES OF THE UNIVERSITY OF ARKANSAS

By:	/s/ Michael G. Douglas, PhD
	Name:	Michael G. Douglas, PhD
	Title:	Director, UAMS BioVentures

Signature Page to Schedule 13D

/s/ Benjamin C. Lane
Benjamin C. Lane

Signature Page to Schedule 13D

Ruff Trust, F. Bronson Van Wyck, Trustee

By:	/s/ F. Bronson Van Wyck
	Name:	F. Bronson Van Wyck
	Title:	Trustee

Signature Page to Schedule 13D

H2 Enterprises, LLC

By:	/s/ H. Watt Gregory, III
	Name:	H. Watt Gregory, III
	Title:	Managing Member

Signature Page to Schedule 13D

/s/ Stavroula Kousteni PhD
Stavroula Kousteni PhD

Signature Page to Schedule 13D

/s/ Robert L. Jilka PhD
Robert L. Jilka PhD

Signature Page to Schedule 13D

/s/ Robert S. Weinstein MD
Robert S. Weinstein MD

Signature Page to Schedule 13D

/s/ Teresita M. Bellido PhD
Teresita M. Bellido PhD

Signature Page to Schedule 13D

/s/ Dotty Paquin
Dotty Paquin

Signature Page to Schedule 13D

/s/ Thomas E. Sparks Jr.
Thomas E. Sparks Jr.

Signature Page to Schedule 13D

/s/ Samuel Ho
Samuel Ho

Signature Page to Schedule 13D

/s/ Charles O’Brien PhD
Charles O’Brien PhD

Signature Page to Schedule 13D

/s/ Alwyn Michael Parfitt MD
Alwyn Michael Parfitt MD

Signature Page to Schedule 13D

/s/ Barnett Pitzele
Barnett Pitzele

Signature Page to Schedule 13D

/s/ Benita S. Katzenellenbogen PhD
Benita S. Katzenellenbogen PhD

Signature Page to Schedule 13D

/s/ Kelly Colbourn
Kelly Colbourn

Signature Page to Schedule 13D

/s/ Socrates E. Papapoulos MD
Socrates E. Papapoulos MD

Signature Page to Schedule 13D

/s/ Tonya D. Goss
Tonya D. Goss

Signature Page to Schedule 13D

The Kent C. Westbrook Revocable Trust, Dated March 17, 2000, Kent C. Westbrook, Trustee

By:	/s/ Kent C. Westbrook, Trustee
	Name:	Kent C. Westbrook
	Title:	Trustee

Signature Page to Schedule 13D

/s/ Maysoun Shomali
Maysoun Shomali

Signature Page to Schedule 13D

/s/ Jonathan Guerriero
Jonathan Guerriero

Signature Page to Schedule 13D

/s/ E. Kelly Sullivan
E. Kelly Sullivan

Signature Page to Schedule 13D

/s/ Cecil Richard Lyttle
Cecil Richard Lyttle

Signature Page to Schedule 13D

/s/ Louis O’Dea
Louis O’Dea

Signature Page to Schedule 13D

/s/ Brian Nicholas Harvey
Brian Nicholas Harvey

Signature Page to Schedule 13D

/s/ Christopher Miller
Christopher Miller

Signature Page to Schedule 13D